                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                       DOBSON COMMUNICATIONS CORPORATION

     The undersigned, Everett R. Dobson and Stephen T. Dobson, certify that they are the President and Secretary, respectively, of DOBSON COMMUNICATIONS CORPORATION, a corporation organized and existing under the laws of the State of Oklahoma (the "Corporation"), and do hereby further certify as follows:

     1. The name of this Corporation is DOBSON COMMUNICATIONS CORPORATION.

     2. The name under which the Corporation was originally incorporated was Dobson Holdings, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Oklahoma on February 3, 1997.

     3. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 1077 and 1080 of the General Corporation Act of Oklahoma (the "Act") by the written consent of the holders of not less than a majority of the outstanding stock of the Corporation entitled to vote thereon, and written notice of the corporate action has been given to the shareholders of the Corporation who have not so consented in writing, all in accordance with the provisions of Section 1080 of the Act.

     4. The text of the Certificate of Incorporation of the Corporation is amended and restated to read in its entirety as follows:

                                   ARTICLE I

                                      NAME

     The name of the Corporation is:

                       DOBSON COMMUNICATIONS CORPORATION

                                   ARTICLE II

                          REGISTERED OFFICE AND AGENT

     The address of the Corporation's registered office in the State of Oklahoma is 13439 North Broadway Extension, Oklahoma City, Oklahoma County, Oklahoma 73114. The registered agent is Everett R. Dobson.

                                  ARTICLE III

                                    PURPOSES

     The nature of the business and the purpose of the Corporation shall be to engage in any lawful act or activity and to pursue any lawful purpose for which a corporation may be formed under the Act. The Corporation is authorized to exercise and enjoy all powers, rights and privileges which corporations organized under the Act may have as in force from time to time, including, without limitation, all powers, rights and privileges necessary or convenient to carry out the purposes of the Corporation.

                                   ARTICLE IV

                                 CAPITAL STOCK

4.1. AUTHORIZED CAPITAL STOCK

     The total number of shares of all classes of capital stock which the Corporation shall be authorized to issue is Four Million (4,000,000) shares, consisting of:

     4.1.1. 1,500,000 shares of common stock, par value $.001 per share ("Common Stock"), consisting of:

                      (i) 1,438,000 shares of Class A Common Stock ("Class A Common Stock");

                     (ii) 31,000 shares of Class B Common Stock ("Class B Common Stock");

                    (iii) 31,000 shares of Class C Common Stock ("Class C Common Stock"); and

     4.1.2. 2,500,000 shares of preferred stock, par value $1.00 per share.

4.2. DESCRIPTION OF COMMON STOCK

     A description of the Class A Common Stock, Class B Common Stock and the Class C Common Stock and a statement of their respective preferences, voting powers, qualifications and special or relative rights or privileges are as follows:

     4.2.1. DIVIDENDS AND DISTRIBUTIONS. Subject to the express terms of any outstanding series of Preferred Stock, dividends may be declared and paid upon the Common Stock upon the terms provided for below with respect to each such class, in such amounts and at such times as the Board of Directors may determine.

          A. DIVIDENDS ON CLASS A COMMON STOCK AND CLASS B COMMON STOCK. Dividends on Class A Common Stock and Class B Common Stock may be declared and paid out of funds of the Corporation legally available therefor.

          B. DIVIDENDS ON CLASS C COMMON STOCK. Dividends on Class C Common Stock may be declared and paid only out of the lesser of (a) funds of the Corporation legally available therefor and (b) the Available Class C Dividend Amount.

          C. DISCRIMINATION BETWEEN CLASS A COMMON STOCK AND CLASS C COMMON STOCK. Subject to the provisions of paragraphs 4.2.1.A. and 4.2.1.B., the Board of Directors may, in its sole discretion, declare and pay dividends exclusively on either Class A Common Stock, Class B Common Stock or Class C Common Stock, or on any one or more of Class A Common Stock, Class B Common Stock and Class C Common Stock, in equal or unequal amounts, notwithstanding the amounts available for the payment of dividends on each such class, the respective voting and liquidation rights of each class, the amounts of prior dividends declared on each class or any other factor.

     4.2.2. EXCHANGE OF CLASS C COMMON STOCK. Shares of Class C Common Stock are subject to exchange upon the terms and conditions set forth below:

          A.     MANDATORY EXCHANGE OF CLASS C COMMON STOCK. In the event of
(i) the Wireline Disposition to any person, entity or group (other than to (a) any entity in which the Corporation, directly or indirectly, owns all of the equity interest or (b) any entity formed at the direction of the Corporation in connection with obtaining financing for the programs or products of the Wireline Group under an arrangement which provides the Corporation with an option to reacquire such properties and assets or retain or obtain substantial rights with respect to any business to be conducted by the Wireline Group, in each case for the benefit of the Wireline Group), or
(ii) an initial public offering by the Corporation of any class or series of its Common Stock other than Class C Common Stock (an "IPO"), or (iii) the Corporation Disposition, the Corporation shall (x) as of the first Business Day after the 90th day next following (i) the consummation of the Wireline Disposition or (ii) the date of consummation of the IPO or the consummation of the Corporation Disposition, as the case may be, or (y) as of the close of business on the day next preceding the consummation of the Corporation Disposition (in any such event, the "Mandatory Exchange Date"), exchange each outstanding share of Class C Common Stock for one fully paid and nonassessable share of Class A Common Stock, subject to adjustment as provided below. The stock certificate formerly representing shares of Class C Common Stock shall, on and after the Mandatory Exchange Date, be deemed to represent the shares of Class A Common Stock determined in accordance with this paragraph 4.2.2.A.

          B.     ADJUSTMENTS TO EXCHANGE RATIO.

                      (i) The number of shares of Class A Common Stock to be issued shall be adjusted from time to time as follows:

                              (a)  In case the Corporation shall (i) pay a
     dividend or make a distribution on its Class A Common Stock in shares of its Class A Common Stock, (ii) subdivide its outstanding Class A Common Stock into a greater number of shares, or (iii) combine its outstanding Class A Common Stock into a smaller number of shares, the number of shares of Class A Common Stock to be issued in exchange for Class C Common Stock shall be adjusted so that the holder of any share of Class C Common Stock thereafter surrendered for exchange shall be entitled to receive the number of shares of Class A Common Stock of the Corporation which he would have owned or have been entitled to receive after the happening of any of the events described above had such share been exchanged immediately prior to the happening of such event. An adjustment made pursuant to this subparagraph (a) shall become effective immediately after the effective date in the case of subdivision or combination.

                              (b)  In case the Corporation shall distribute to
     all holders of its Class A Common Stock any shares of capital stock of the Corporation (other than Class A Common Stock) or evidences of its indebtedness or assets (excluding cash dividends or distributions paid from retained earnings of the Corporation) or rights or warrants to subscribe for or purchase any of its securities (any of the foregoing being hereinafter in this subparagraph (b) called the "Securities"), then in each such case, unless the Corporation elects to reserve shares or other units of such Securities for distribution to the holders of the Class C Common Stock upon the exchange of the shares of Class C Common Stock so that any such holder exchanging shares of Class C Common Stock will receive upon such exchange, in addition to the shares of the Class A Common Stock to which such holder is entitled, the amount and kind of such Securities which such holder would have received if such holder had, immediately prior to the record date for the distribution of the Securities, exchanged his shares of Class C Common Stock into Class A Common Stock. Such adjustment shall become effective immediately, except as provided in subparagraph (c) below, after the record date for the determination of shareholders entitled to receive such distribution.

                              (c)  In any case in which this subparagraph (i)
     provides that an adjustment shall become effective immediately after a record date for an event, the

     Corporation may defer until the occurrence of such event (i) issuing to the holder of any share of Class C Common Stock exchanged after such record date and before the occurrence of such event the additional shares of Class A Common Stock issuable upon such exchange by reason of the adjustment required by such event over and above the Class A Common Stock issuable upon such exchange before giving effect to such adjustment and
     (ii) issuing to such holder an additional share of Class A Common Stock in lieu of any fraction pursuant to subparagraph 4.2.2.C.

                     (ii)     If:

                              (a)  the Corporation shall declare a dividend (or
     any other distribution) on the Class A Common Stock (other than in cash out of retained earnings); or

                              (b)  the Corporation shall authorize the granting
     to the holders of the Class A Common Stock of rights or warrants to subscribe for or purchase any shares of any class of stock or any other rights or warrants; or

                              (c)  there shall be any reclassification of the
     Class A Common Stock (other than a subdivision or combination of the outstanding Class A Common Stock and other than a change in the par value, or from par value to no par value, or from no par value to par value), or any consolidation, merger, or statutory share exchange to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or any sale or transfer of all or substantially all the assets of the Corporation as an entirety or any corporate event; or

                              (d)  there shall be a voluntary or involuntary
     dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be mailed to the holders of shares of the Class C Common Stock at their addresses as shown on the stock books of the Corporation, at least 15 days prior to the applicable date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Class A Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (ii) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, corporate event, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Class A Common Stock of record shall be entitled to exchange their shares of Class A Common Stock for securities or other property deliverable upon such reclassifi-cation, consolidation, merger, statutory share exchange, sale, transfer, corporate event, dissolution, liquidation or winding up. Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in subparagraph (i) of this paragraph 4.2.2.B or in subparagraph ii(a), ii(b), ii(c) or ii(d) of this paragraph 4.2.2.B.

                    (iii) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Class A Common Stock or its issued shares of Class A Common Stock held in its treasury, or both, for the purpose of effecting exchanges of the Class C Common Stock, the full number of shares of Class A Common Stock deliverable upon the exchange of all outstanding shares of Class C Common Stock not theretofore exchanged. For purposes of this subparagraph (iii), the number of shares of Class A Common Stock which shall be deliverable upon the exchange of all outstanding shares of Class C Common Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

                     (iv) Prior to the delivery of any securities which the Corporation shall be obligated to deliver upon exchange of the Class C Common Stock, the Corporation will endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

                      (v)     The Corporation will pay any and all
documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common Stock on exchanges of the Class C Common Stock pursuant hereto; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Class A Common Stock in a name other than that of the holder of the Class C Common Stock to be exchanged and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

          C. GENERAL EXCHANGE PROVISIONS. In the event of any exchange of Class C Common Stock for shares of Class A Common Stock pursuant to paragraph 4.2.2.A., the following provisions shall apply:

                      (i) The Corporation shall cause to be given to each record holder of shares of the Class C Common Stock a notice stating (a) that shares of Class C Common Stock shall be exchanged for shares of Class A Common Stock or for cash or a combination thereof, (b) the date on which the exchange shall become effective (the "Exchange Date"), (c) the number of shares of Class A Common Stock or cash or combination thereof to be received by such holder with respect to each share of the Class C Common Stock held by such holder, including details as to the calculation thereof and (d) the place or places where certificates for shares of Class C Common Stock, properly endorsed or assigned for transfer are to be surrendered for delivery of certificates for shares of Class A Common Stock (unless the Corporation shall waive such requirement). Such notice shall be sent by first-class mail, postage prepaid, not less than 30 nor more than 60 days prior to the Exchange Date to each holder of shares of Class C Common Stock at such holder's address as the same appears on the stock transfer books of the Corporation. Neither the failure to mail such notice to any particular holder of shares of Class C Common Stock nor any defect therein shall affect the sufficiency thereof with respect to any other holder of shares of Class C Common Stock.

                     (ii) The Corporation shall not be required to issue or deliver fractional shares of Class A Common Stock to any holder of shares of Class C Common Stock upon any such exchange. If more than one share of Class C Common Stock shall be held by the same holder of record, the Corporation shall aggregate the number of shares of Class A Common Stock that shall be issuable to such holder upon any such exchange. If the total number of shares of Class A Common Stock to be so issued to any holder of record of shares of Class C Common Stock includes a fraction, the Corporation shall round the fractional share up or down to the nearest whole share of Class A Common Stock.

                    (iii) The holders of shares of Class C Common Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the exchange thereof or the Corporation's default in payment of the dividend due on such dividend payment date. However, shares of Class C Common Stock surrendered for exchange during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date. A holder of shares of Class C Common Stock on a dividend payment record date who (or whose transferee) tenders any of such shares for exchange into shares of Class A Common Stock on a dividend payment date will receive the dividend payable by the Corporation on such shares of Class C Common Stock on such date, and the exchanging holder need not include payment in the amount of such dividend upon surrender of shares of Class C Common Stock for exchange. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends whether or not in arrears, on exchanged shares or for dividends on the shares of Class A Common Stock issued upon such exchange.

                     (iv) Before any holder of shares of Class C Common Stock shall be entitled to receive certificates representing shares of Class A Common Stock or cash or a combination thereof to be received by such holder with respect to the exchange of such shares of Class C Common Stock, such holder shall surrender at such place as the Corporation shall specify certificates for such shares of Class C Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation shall, as soon as practicable after such surrender of certificates representing such shares of Class C Common Stock, deliver to the person for whose account such shares of Class C Common Stock were so surrendered, or to the transferee or transferees of such person, certificates representing the number of whole shares of Class A Common Stock to which such person shall be entitled as aforesaid.

                      (v) From and after the Exchange Date, all rights of a holder of shares of Class C Common Stock shall cease except for the right, upon surrender of the certificates representing such shares of Class C Common Stock, to receive certificates representing whole shares of Class A Common Stock, and rights to dividends as provided in paragraph 4.2.2.C.(iii). No holder of a certificate that immediately prior to the Exchange Date represented shares of Class C Common Stock shall be entitled to receive any dividend or other distribution with respect to the Class A Common Stock to be issued in exchange until surrender of such holder's certificate or certificates representing shares of Class C Common Stock (unless the Corporation shall waive such requirement). Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to Class A Common Stock based on a record date after the Exchange Date, but that were not paid by reason of the foregoing, with respect to the number of whole shares of Class A Common Stock represented by the certificate or certificates issued upon such surrender. From and after the Exchange Date, the Corporation shall, however, be entitled to treat any certificate for Class C Common Stock that has not yet been surrendered for exchange as evidencing the ownership of the number of shares of Class A Common Stock for which the shares of Class C Common Stock represented by such certificate shall have been exchanged, notwithstanding the failure to surrender such certificate.

                     (vi) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of Common Stock in exchange for shares of Class C Common Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of any shares of Common Stock issued in exchange in a name other than that in which the shares of Class C Common Stock so exchanged were registered and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

                    (vii) After the Exchange Date, any share of Class C Common Stock issued upon conversion or exercise of any Convertible Security shall, immediately upon issuance pursuant to such conversion or exercise and without any notice or any other action on the part of the Corporation or the holder of such share of Class C Common Stock, be exchanged for the number of whole shares of Class A Common Stock that a holder of such Convertible Security would have been entitled to receive pursuant to the terms of such Convertible Security had such terms provided that the conversion privilege in effect immediately prior to any exchange by the Corporation of any shares of Class C Common Stock for shares of any other capital stock of the Corporation would be adjusted so that the holder of any such Convertible Security thereafter surrendered for conversion would be entitled to receive the number of shares of Class A Common Stock he or she would have owned immediately following such action had such Convertible Security been converted immediately prior to the Exchange Date.

     4.2.3.      VOTING RIGHTS

          A. CLASS A COMMON STOCK. The holders of Class A Common Stock shall have the exclusive right to vote for the election of directors and on all other matters requiring action by the stockholders or submitted to the stockholders for action, except as may otherwise be required (i) by the terms of any outstanding class or series of Preferred Stock, (ii) by this Amended and Restated Certificate of Incorporation as the same may from time to time be amended, or (iii) by law. Each share of the Class A Common Stock shall entitle the holder thereof to one vote.

          B. CLASS B COMMON STOCK. Except as otherwise required by the Oklahoma General Corporation Act, the holders of Class B Common Stock will have no voting powers whatsoever, and no holder of Class B Common Stock shall vote on or otherwise participate in any proceedings in which action shall be taken by the Corporation or the shareholders thereof. The holders of Class B Common Stock shall not be entitled to notification as to any meeting of the Board of Directors or of the shareholders.

          C. CLASS C COMMON STOCK. Except as otherwise provided below and required by the Oklahoma General Corporation Act, the holders of Class C Common Stock will have no voting powers whatsoever, and no holder of Class C Common Stock shall vote on or otherwise participate in any proceedings in which action shall be taken by the Corporation or the shareholders thereof. The holders of Class C Common Stock shall not be entitled to notification as to any meeting of the Board of Directors or of the shareholders.

          D. SPECIAL VOTING RIGHTS. The Corporation shall not, without approval by the holders of the Class C Common Stock at a meeting at which a quorum of Class C Common Stock is present and the votes of Class C Common Stock cast in favor of the proposal represent more than fifty percent (50%) of the outstanding shares of Class C Common Stock entitled to notice of and to vote at such meeting exceed those cast against:

                      (i) allow any proceeds from the Disposition of the properties or assets allocated to the Wireless Group to be used other than in the business of the Wireless Group without fair compensation being allocated to the Wireless Group as determined by the Board of Directors;

                     (ii) allow any properties or assets allocated to the Wireless Group to be used other than in the business of the Wireless Group without fair compensation being allocated to the Wireless Group as determined by the Board of Directors;

                    (iii) issue, sell or otherwise distribute shares of Class C Common Stock without allocating the proceeds or other benefits of such issuance, sale or distribution to the Class C Common Group;

                     (iv) change the powers, preferences or special rights of Class C Common Stock so as to affect the Class C Common Stock adversely;

                      (v) increase the authorized number of shares of Class C Common Stock; and

                     (vi) effect any merger or business combination involving the Corporation as a result of which (a) the holders of all classes of common stock of the Corporation shall no longer own, directly or indirectly, at least fifty percent (50%) of the voting power of the surviving corporation and (b) the holders of Class A Common Stock and Class C Common Stock do not receive the same form of consideration, distributed among such holders in proportion to the Fair Value of such class as of the date of the close of business on the day net preceding the first public announcement of such merger or business combination.

     4.2.4. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the rights of the holders of Class A Common Stock, the Class B Common Stock and Class C Common Stock shall be as follows:

          A. After payment or provision for the payment of the debts and other liabilities of the Corporation and the full preferential amounts (including any accumulated and unpaid dividends) to which the holders of Preferred Stock are entitled regardless unless otherwise provided in respect of a series of Preferred Stock by the resolution of the Board of Directors fixing the liquidation rights and preferences of such series of Preferred Stock, the holders of the outstanding shares of Class A Common Stock, the Class B Common Stock and Class C Common Stock shall be entitled to receive the remaining assets of the Corporation, regardless of the Group to which such assets are attributed, divided among the holders of the Class A Common Stock, the Class B Common Stock and Class C Common Stock in accordance with the per share "Liquidation Units" attributable to each such class. Each share of Class A Common Stock, Class B Common Stock and Class C Common Stock is hereby attributed one "Liquidation Unit", in the case of the Class C Common Stock subject to adjustment as determined by the Board of Directors to be appropriate, to reflect equitably any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of Class C Common Stock or any dividend or other distribution of shares of Class C Common Stock to the holders of shares of Class C Common Stock.

          B. For the purposes of paragraph 4.2.4.A., neither the merger nor consolidation of the Corporation into or with any other company, nor the merger or consolidation of any other company into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall, alone, be deemed a liquidation or winding up of the Corporation, or the cause for dissolution of the Corporation, for the purposes of this subsection 4.2.4.

     4.2.5. ADJUSTMENTS RELATIVE TO VOTING RIGHTS AND LIQUIDATION. If, after the Effective Date, the Corporation shall in any manner subdivide (by stock split, reclassification or otherwise) or combine (by reverse stock split, reclassification or otherwise) the outstanding shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, or pay a dividend or make a distribution in shares of any class of common stock to holders of such class, the per share voting rights, if applicable, and the Liquidation Units of the Class A Common Stock, Class B Common Stock and the Class C Common Stock shall be appropriately adjusted so as to avoid dilution in the aggregate voting and liquidation rights of Class A Common Stock, Class B Common Stock and Class C Common Stock. The issuance by the Corporation of shares of any class of common stock (whether by a dividend or otherwise) to the holders of any other class of common stock shall not require adjustment pursuant to this paragraph.

     4.2.6. RANK. The Class A Common Stock, Class B Common Stock and Class C Common Stock shall rank junior with respect to the payment of dividends and the distribution of assets to all series of the Corporation's Preferred Stock that specifically provide that they shall rank prior to the Class A Common Stock, Class B Common Stock and Class C Common Stock. Nothing herein shall preclude the Board of Directors from creating any series of Preferred Stock ranking on a parity with or prior to the Class A Common Stock, Class B Common Stock and Class C Common Stock as to the payment of dividends or the distribution of assets upon liquidation.

     4.2.7. DEFINITIONS. As used in this Section 4.2 of Article Fourth, the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless another definition is provided or the context otherwise requires:

          A. "Available Class C Dividend Amount," on any date, shall mean the greater of:

                      (i)     the excess of

                              (a)  the greater of the Fair Value on such date of
     the net assets of the Wireless Group, over

                              (b)  the sum of (1) the aggregate par value of all
     outstanding shares of Class C Common Stock and any other class of capital stock attributed to the Wireless Group and (2) the aggregate amount that would be needed to satisfy any preferential rights to which holders of all outstanding shares of Preferred Stock are entitled upon dissolution of the Corporation in excess of the aggregate par value of such Preferred Stock; provided, that such excess shall be reduced by any amount necessary to enable the Wireless Group to pay its debts as they become due, and

                     (ii) the amount legally available for the payment of dividends determined in accordance with Oklahoma law applied as if the Wireless Group were a separate corporation.

          B. "Business Day" shall mean any day not a Saturday, Sunday or a day on which banks are required or authorized by law to be closed in Oklahoma City, Oklahoma.

          C. "Convertible Securities" shall mean any securities (including employee stock options) of the Corporation that are convertible into or evidence the right to purchase any shares of any class of common stock.

          D. "Corporation Disposition" shall mean the Disposition by the Corporation of all of substantially all of the properties and assets of the Corporation, but shall not include any merger or other business combination involving the Corporation if, immediately following the consummation of such merger or other business combinations, the holders of the Common Stock, as a group, would own more than fifty percent (50%) of the shares of capital stock of the surviving entity which are entitled to vote in the election of directors of the surviving entity.

          E. "Disposition" shall mean the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise), in one transaction or in a series of related transactions, of any capital stock, properties or assets, other than by pledge, hypothecation or grant of any security interest in such capital stock, properties or assets. The term "Disposition" shall include, without limitation, the Wireline Disposition.

          F. "EBITDA Attributable" to the Wireless Group, for any period, shall mean the net income or loss of the Wireless Group for such period (or for the fiscal periods of the Corporation commencing prior to the Effective Date, the pro forma net income or loss of the Wireless Group as if the Effective Date had been the first day of such period) determined in accordance with generally accepted accounting principles but determined before interest expense, income taxes, depreciation, amortization, extraordinary items and changes in accounting principles, with all income and expenses of the Corporation being allocated between the Corporation or the Wireless Group, as the case may be, in a reasonable and consistent manner in accordance with policies adopted by the Board of Directors; PROVIDED, HOWEVER, that as of the end of any fiscal quarter of the Corporation, any projected annual tax benefit attributable to the Wireless Group that cannot be utilized by the Wireless Group to offset or reduce its allocated tax liability may be allocated to the Corporation, as the case may be, without any compensating payment or allocation.

          G. "Effective Date" shall mean the date on which this Amended Certificate shall become effective.

          H. "Exchange Date" shall mean the date, if any, fixed for the exchange of shares of Class C Common Stock, as set forth in a notice to holders of Class C Common Stock pursuant to paragraph (4.2.2.C.(i).

          I. "Fair Value" as to shares of any class of stock shall as of any date mean the average of the daily closing prices for the 20 consecutive trading days commencing on the 30th trading day prior to such date. The closing price for each day shall be (a) if the shares of such class of stock are listed or admitted to trading on a national securities exchange, the closing price on the New York Stock Exchange Composite Tape (or any successor composite tape reporting transactions on national securities exchanges) or, if such composite tape shall not be in use or shall not report transactions in such shares, the last reported sales price regular way on the principal national securities exchange on which such shares are listed or admitted to trading (which shall be the national securities exchange on which the greatest number of shares of such class of stock has been traded during such consecutive trading days), or, if there is no such sale on any such day, the mean of the bid and asked prices on such day, or (b) if such shares are not listed or admitted to trading on any such exchange, the closing price, if reported, or, if the closing price is not reported, the mean of the closing bid and asked prices as reported by the National Association of Securities Dealers Automated Quotations National Market System or a similar source selected from time to time by the Corporation for the purpose. In the event such closing prices are unavailable, Fair Value shall be determined in good faith by the Board of Directors.

          J. "Initial Public Offering" shall mean the issuance and sale by the Corporation of one or more classes of its Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, pursuant to which the Corporation will receive gross proceeds for its own account of not less than $50 million.

          K. "substantially all of the properties and assets of the Corporation" shall mean that portion of Corporation's assets and properties
(a) that represents at least 80% of the then current Fair Value of or (b) to which is attributable at least 80% of the aggregate revenues for the twelve
(12) fiscal quarter periods immediately preceding the Announcement Date.

          L. "substantially all of the properties and assets allocated to the Wireline Group" shall mean a portion of the properties and assets allocated to the Wireline Group (a) that represents at least 80% of the then current Fair Value of or (b) to which is attributable at least 80% of the aggregate revenues immediately preceding the Announcement Date of the Corporation derived from the properties and assets allocated to the Wireline Group for the twelve (12) fiscal quarterly periods immediately preceding the Announcement Date.

          M. "Wireline Disposition" shall mean the Disposition by the Corporation of all of substantially all of the properties and assets allocated to the Wireline Group or of the capital stock of the Corporation's subsidiary or subsidiaries which own all or substantially all of the properties and assets allocated to the Wireline Group which conduct the business of the Wireline Group, or any combination thereof including, without limitation, a distribution by the Corporation to the holders of one or more classes of the Common Stock of all or substantially all of such properties and assets or such capital stock, or any combination thereof.

          N. "Wireless Group" shall mean, at any time, the Corporation's interest in (i) any subsidiary of the Company which is not a member of the Wireline Group; (ii) any business which provides wireless and cellular telephone sales and services; (iii) all assets and liabilities of the Corporation to the extent allocated to any such businesses in accordance with generally accepted accounting principles consistently applied for all of the Corporation's business segments; and (iv) such businesses developed in, or acquired by the Corporation for, the Wireless Group after the Effective Date as determined by the Board of Directors; PROVIDED, HOWEVER, that, from and after any Disposition or transfer of any business, product, development program, project, assets or properties out of the Wireless Group, the Wireless Group shall no longer include the business, product, development program, project, assets or properties so disposed of or transferred. The Wireless Group shall be represented by the Class C Common Stock.

          O. "Wireline Group" shall mean, at any time, the Corporation's interest in (i) Logix Communications Enterprises, Inc., an Oklahoma corporation, and its subsidiaries, (ii) any business which provides integrated local, long distance, data and other telecommunication services as an incumbent local exchange carrier, as an integrated communications provider, owning long-haul fiberoptic facilities and providing long-haul fiberoptic services and switch based competitive local exchange carrier services; (iii) all assets and liabilities of the Corporation to the extent allocated to any such business in accordance with general accepted accounting principles consistently applied for all of the Corporation's business segments; and (iv) such businesses developed and/or acquired by the Corporation for, the Wireline Group after the Effective Date as determined by the Board of Directors; PROVIDED, HOWEVER, that, from and after any Disposition of any business, product, development program, project, assets or properties out of the Wireline Group, the Wireline Group shall no longer include the business, product, development program, project, assets or properties so disposed of or transferred.

     4.2.8.      DETERMINATIONS BY THE BOARD OF DIRECTORS

          Any determinations with respect to the Corporation generally and the Wireless Group or the rights of holders of any class or series of Common Stock made by the Board of Directors of the Corporation in good faith pursuant to or in furtherance of any provision of this Section 4.2 shall be final and binding on all stockholders of the Corporation.

4.3. DESCRIPTION OF PREFERRED STOCK. The Preferred Stock may be issued from time to time in one or more series. All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed and determined by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. The Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix and determine the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the board with respect to each series shall include but not be limited to, determination of the following:

          A. The number of shares constituting a series, the distinctive designation of a series and the stated value of the series, if different from the par value;

          B. Whether the shares of a series are entitled to any fixed or determinable dividends, the dividend rate (if any) on the shares, whether the dividends are cumulative and the relative rights of priority of dividends on shares of that series;

          C. Whether a series has voting rights in addition to the voting rights provided by law and the terms and conditions of such voting rights;

          D. Whether a series will have or receive conversion or exchange privileges and the terms and conditions of such conversion or exchange privileges;

          E. Whether or not the shares of a series are redeemable and the terms and conditions of such redemption, including, without limitation, the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates on or after which the shares in the series will be redeemable and the amount payable in case of redemption;

          F. Whether a series will have a sinking fund for the redemption or purchase of the shares in the series and the terms and the amount of such sinking fund;

          G. The right of a series to the benefit of conditions and restrictions on the creation of indebtedness of the Corporation or any subsidiary, on the issuance of any additional capital stock (including additional shares of such series or any other series), on the payment of dividends or the making of other distributions on any outstanding stock of the Corporation and the purchase, redemption or other acquisition by the Corporation, or any subsidiary, of any outstanding stock of the Corporation;

          H. The rights of a series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority of payment of a series; and

          I. Any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of such series.

     Dividends on outstanding shares of Preferred Stock shall be paid or set apart for payment before any dividends shall be paid or declared or set apart for payment on shares of the Common Stock with respect to the same dividend period.

     If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

                                   ARTICLE V

                        LIMITATION OF DIRECTOR LIABILITY

     A director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of fiduciary duty as a director, except for personal liability for (i) acts or omissions by such director not in good faith or which involve intentional misconduct or a knowing violation of law; (ii) the payment of dividends or the redemption or purchase of stock in violation of Section 1041 or Section 1052 of the Act;
(iii) any breach of such director's duty of loyalty to the Corporation or its shareholders; or (iv) any transaction from which such director derived an improper personal benefit.

                                   ARTICLE VI

                               BOARD OF DIRECTORS

6.1. MANAGEMENT BY BOARD OF DIRECTORS. The business and affairs of the Corporation shall be under the direction of the Board of Directors.

6.2. NUMBERS OF DIRECTORS. The number of directors which shall constitute the whole board shall be not less than three nor more than fifteen, and shall be determined by resolution adopted by a vote of a majority of the entire board, or at an annual or special meeting of shareholders by the affirmative vote of the holders of a majority of each class of the outstanding stock entitled to vote for the election of directors. No reduction in number shall have the effect of removing any director prior to the expiration of his term. The number of directors of the Corporation may, from time to time, be increased or decreased in such manner as may be provided in the Bylaws of the Corporation.

6.3. ELECTION OF DIRECTORS. Election of directors need not be by written ballot unless otherwise provided in the Bylaws.

6.4. EXPRESS AUTHORIZATION. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

     6.4.1. To adopt, amend or repeal the Bylaws of the Corporation; but the powers of such directors in this regard shall at all times be subject to the rights of the shareholders to alter or repeal such Bylaws at any meeting of shareholders;

     6.4.2. To authorize and cause to be executed or granted mortgages, security interests and liens upon the real and personal property of the Corporation;

     6.4.3. To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created;

     6.4.4. By a majority of the whole Board of Directors, to designate one or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the Bylaws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, the Bylaws may provide that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member; and

     6.4.5. When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a shareholders' meeting duly called upon such notice as is required by law, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the Corporation.

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

                                  ARTICLE VII

                                   INDEMNITY

7.1. THIRD PARTY CLAIMS. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation and with respect to any criminal action or proceeding had reasonable cause to believe that his conduct was unlawful.

7.2. DERIVATIVE CLAIMS. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine, upon application, that despite the adjudication of liability, but in the view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

7.3. EXPENSES. Expenses, including fees and expenses of counsel, incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized herein.

7.4. INSURANCE. The Corporation may purchase (upon resolution duly adopted by the Board of Directors) and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

7.5. REIMBURSEMENT. To the extent that a director, officer, employee or agent of, or any other person entitled to indemnity hereunder by, the Corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to herein or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

7.6. ENFORCEMENT. Every such person shall be entitled, without demand by him upon the Corporation or any action by the Corporation, to enforce his right to such indemnity in an action at law against the Corporation. The right of indemnification and advancement of expenses hereinabove provided shall not be deemed exclusive of any rights to which any such person may now or hereafter be otherwise entitled and specifically, without limiting the generality of the foregoing, shall not be deemed exclusive of any rights pursuant to statute or otherwise, of any such person in any such action, suit or proceeding to have assessed or allowed in his favor against the Corporation or otherwise, his costs and expenses incurred therein or in connection therewith or any part thereof.

                                  ARTICLE VIII

                           COMPROMISE OR ARRANGEMENT

     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between the Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Oklahoma may, on the application in a summary way of this Corporation or of any creditor or shareholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 1106 of the Act or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 1100 of the Act, order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, of this Corporation, as the case may be, and also on this Corporation.

                                   ARTICLE IX

                                AMENDMENTS; BYLAWS

9.1. AMENDMENTS TO CERTIFICATE OF INCORPORATION. The Corporation reserves, subject to the provisions of the Act or other applicable statute, the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute.

9.2. BYLAWS. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation. In addition, the Bylaws of the Corporation may be adopted, repealed, altered, amended, or rescinded by the affirmative vote of the holders of a majority of each class of the outstanding capital stock of the Corporation entitled to vote thereon.

     IN WITNESS WHEREOF, Dobson Communications Corporation has caused its corporate seal to be hereunto affixed and this Amended and Restated Certificate of Incorporation to be signed by Everett R. Dobson, its President and attested by Stephen T. Dobson, its Secretary, this 21st day of December, 1998.

                                       DOBSON COMMUNICATIONS CORPORATION

                                       /s/ Everett R. Dobson
                                       ----------------------------------------
                                       Everett R. Dobson, President
Attest:

/s/ Stephen T. Dobson
--------------------------------
Stephen T. Dobson, Secretary